UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2010

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1735 Market Street, Suite LL, Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On February 12, 2010, Sunoco, Inc. (the “Company”) made contributions to the Sunoco, Inc. Retirement Plan and certain other defined benefit plans of the Company totaling $230 million and consisting of:

(a)	$140 million in cash; and

(b)	3.59 million shares of the Company’s common stock (the “Shares”) with an estimated value of $90 million.

These pension contributions are expected to eliminate the need for any legally required minimum pension contributions until 2012. The assets of the Sunoco Inc. Retirement Plan and the Company’s other defined benefit plans are held in the Sunoco, Inc. Defined Benefit Plan Master Trust.

For purposes of the contribution, the Shares were valued at $25.18 per share, a discount of approximately 2.5 percent to the volume-weighted average stock price on the date of the contribution. The Shares were contributed in a private placement transaction, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. On February 12, 2010, the Company also filed with the Securities and Exchange Commission a prospectus supplement relating to the resale from time to time of the Shares. On that same date, the Company entered into an agreement with Evercore Trust Company, N.A. to act as the independent investment manager for the Shares.

Safe Harbor Statement

Statements contained in this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.
(Registrant)

Date: February 17, 2010	/s/ Joseph P. Krott
Joseph P. Krott
Comptroller
(Principal Accounting Officer)